UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 1, 2011

AUDIOVOX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-28839
(State or other jurisdiction of incorporation)	(Commission File Number)

13-1964841
(I.R.S. Employer Identification No.)

180 Marcus Blvd., Hauppauge, New York	11788
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01                      Entry into a Material Definitive Agreement.

On March 1, 2011, Audiovox Corporation, (the “Company”) as Parent and certain of its directly and indirectly wholly-owned subsidiaries (the “Borrowers”) entered into a Credit Agreement (the “Credit Agreement”) with, Wells Fargo Capital Finance, LLC (“Wells Fargo”) as Administrative Agent and Sole Lead Arranger and Sole Bookrunner, and the other lenders party thereto.

The Company borrowed $86.7 million under the Credit Agreement on March 1, 2011 and used the proceeds from such borrowing, to complete its acquisition of Klipsch Group, Inc. The Company also terminated its existing credit facility with JPMorgan Chase.

Availability

The Credit Agreement provides for a revolving credit facility (the “Credit Facility”) with an aggregated committed availability of up to $175 million (the “Maximum Credit”).  This amount may be increased at the option of the Company up to a maximum of $200 million.  The Credit Facility includes a $25 million sublimit for issuances of letters of credit and a $20 million sublimit for Swing Loans.

The Company may borrow under the Credit Facility from time to time, provided the aggregate amounts outstanding will not exceed the lesser of (a) the Maximum Credit, and (b) the lesser of (i) the amount equal to the Maximum Credit less the sum of the Letter of Credit Usage at such time plus the principal amount of Swing Loans outstanding at such time and (ii) the amount equal to the Borrowing Base at such time less the sum of the Letter of Credit Usage at such time plus the principal amount of Swing Loans outstanding at such time.  The “Borrowing Base” is generally comprised of the sum, at the time of calculation of (a) the amount equal to 85% of Eligible Accounts of each Borrower, each Canadian Guarantor and the Dutch Guarantor; plus (b) the amount equal to the lesser of (i) 65% multiplied by the Value of Eligible Inventory of each Borrower, each Canadian Guarantor and the Dutch Guarantor or (ii) 85% of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, minus (c) the aggregate amount of reserves, if any, established by Wells Fargo in its role as the Administrative Agent in its reasonable discretion.  The Credit Agreement further provides that: the aggregate principal amount of Revolver Usage based on Eligible Inventory consisting of raw materials shall not exceed $10,000,000: the aggregate principal amount of Revolver Usage based on the Eligible Accounts, Eligible Inventory and Eligible In-Transit Inventory of the Dutch Guarantor outstanding at any time shall not exceed $10,000,000 and the aggregate principal amount of Revolver Usage based on the Eligible Inventory and Eligible In-Transit Inventory of the Dutch Guarantor outstanding at any time shall not exceed $5,000,000;  and that the aggregate principal amount of Revolver Usage based on the Eligible In-Transit Inventory shall not exceed $20,000,000.  All capitalized terms used but not defined herein shall have the meanings given to same in the Credit Agreement to be filed with the Company’s Annual Report on Form 10-K.

Interest and Letter of Credit Fees

Generally, the Borrowers may designate specific borrowings under the Credit Facility as either Base Rate Loans or LIBOR Rate Loans, except that Swing Loans may only be designated as Base Rate Loans.

Loans designated as LIBOR Rate Loans shall bear interest at a rate equal to the then applicable LIBOR Rate plus the applicable margin as shown in the table below.

Loans designated as Base Rate Loans shall bear interest at a rate equal to the applicable margin for Base Rate Loans (as shown below) plus the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%); (b) the LIBOR Rate plus one percent (1.00%); or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.”

The applicable margin for all Loans from tiem to time will be a function of the quarterly average from time to time, for the preceding fiscal quarter, of the excess of the Maximum Credit over amounts outstanding under the Credit Facility (such amount being referred to as the “Quarterly Average Excess Availability”)  as set forth below:

	Quarterly Average	Applicable LIBOR	Applicable Base
Tier	Excess Availability	Rate Margin	Rate Margin
1	Greater than $50,000,000	2.25%	1.25%
2	Greater than or equal to $25,000,000 but less than or equal to $50,000,000	2.50%	1.75%
3	Less than $25,000,000	2.75%	1.75%

Letter of credit fees shall be payable on the maximum amount available to be drawn under each outstanding letter of credit at a rate per annum equal to the LIBOR Applicable Margin.  Such fees will be payable monthly in arrears.

If any amount payable under the Credit Facility is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall generally bear interest at a default rate equal to the interest rate otherwise applicable plus 2% per annum.

Maturity; Prepayment

All amounts outstanding under the Credit Facility will mature and become due on March 1, 2016.

The Borrowers may prepay any amounts outstanding at any time, subject to payment of certain breakage and redeployment costs relating to LIBOR Rate Loans.  The commitments under the Credit Facility may be irrevocably reduced at any time without premium or penalty.

If, at any time, the Revolver Usage on such date exceeds the lesser of the Borrowing Base or the Maximum Credit (any such excess being referred to as the “Overadvance”), then Borrowers shall be obligated to prepay the Obligations within one (1) Business Day in an aggregate amount equal to any such excess.  If any Loan Party receives Net Cash Proceeds from certain sales or dispositions of assets by any Loan Party of assets, Borrowerw shall prepay within one (1) Business Day the outstanding principal amount of the Obligations in an amount equal to one hundred (100%) percentage of such Net Cash Proceeds.  If during a Cash Dominion Event, any Loan Party incurs certain Indebtedness, issues certain Stock or receives Extraordinary Reciepts, Borrowers shall be obligated to prepay within one (1) Business Day the outstanding principal amount of the Obligations in an amount equal to one hundred (100%) percent of Net Cash Proceeds in the case of Indebtedness and issuances of Stock or of such Extraordinary Receipts.

General

The Credit Agreement contains covenants that limit the ability of the Borrowers, Guarantors and certain of their Subsidiaries which are not Loan Parties to, among other things: (i) incur additional indebtedness; (ii) incur liens; (iii) merge, consolidate or exit a substantial portion of their business; (iv) transfer or dispose of assets; (v)  change their name, organizational identification number, state or province of organization or organizational identity; (vi) make any material change in their nature of business; (vii) prepay or otherwise acquire indebtedness; (viii) cause any Change of Control; (ix) make any Restricted Junior Payment; (x) change their fiscal year or method of accounting; (xi) make advances, loans or investments; (xii) enter into or permit any transaction with an Affiliate of any Borrower or any of their Subsidiaries; (xiii) use proceeds for certain items; (xiv) issue or sell any of their stock; (xv) consign or sell any of their inventory on certain terms.

In addition, at any time that Excess Availability falls below 12.5% of the Maximum Credit, the Borrowers must maintain a minimum Fixed Charge Coverage Ratio, of not less than 1.0:1.0 until such time as Excess Availability has equaled or exceeded 12.5% of the Maximum Availability at all times for a period of thirty (30) consecutive days.

The Credit Agreement contains customary events of default, including, without limitation: failure to pay when due principal amounts in respect of the Credit Facility; failure to pay any interest or other amounts under the Credit Facility for a period of three (3) business days after becoming due; failure to comply with certain agreements or covenants contained in the Credit Agreement; failure to satisfy certain judgments against a Loan Party or any of its Subsidiaries; certain insolvency and bankruptcy events; and failure to pay when due certain indebtedness in principal amount in excess of $5 million.

The Obligations under the Credit Facility are secured by a general lien on and security interest in substantially all of the assets of the Borrowers and Guarantors, including accounts receivable, equipment, real estate, general intangibles and inventory.  The Company has guaranteed the obligations of the Borrowers under the Credit Agreement.

The terms of the Credit Agreement were established in an arms-length negotiation in which Wells Fargo acted as agent for the various lenders.  There are no material relationships between the Agent and the other lenders under the Credit Agreement and the Company or the Borrowers or Guarantors, other than that Wells Fargo Securities, LLC acted as exclusive financial advisor to the Company and certain lenders or their affiliates now provide, and may in the future provide, cash management and other services to the Company.  The Agent will receive customary fees in connection with its services as agent under the Credit Agreement.

The above description of the Credit Agreement does not purport to be a complete statement of the parties rights and obligations under the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which the Company expects to file with its next Annual Report on Form 10-K.  Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 2.01                      Completion of Acquisition or Disposition of Assets

On March 1, 2011, the Company completed its acquisition of Klipsch Group, Inc. and its worldwide subsidiaries (“Klipsch”) for a total purchase price of $166 million plus related transaction fees and expenses.  The Company purchased all of the issued and outstanding shares of Klipsch from Vantagepoint Venture Partners III, L.P., Vantagepoint Venture Partners III (Q), L.P., Vantagepoint Venture Partners IV, L.P., Vantagepoint Venture Partners IV (Q), L.P., Vantagepoint Venture Partners IV Principals Fund, L.P., Fred S. Klipsch, Judy Klipsch Wealth Trust, Fred and Judy Klipsch Family Wealth Trust for Michael F. Klipsch, Fred and Judy Klipsch Family Wealth Trust for Stephen P. Klipsch, Fred and Judy Klipsch Family Wealth Trust for Thomas B. Meyer and Wendy J. Meyer, Michael F. Klipsch, Stephen P. Klipsch, T. Paul Jacobs, Frederick L. Farrar, Charles F. Lieske, Kyle E. Lanham, Lisa M. Lanham, Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Kyle E. Lanham, Charles E. Lanham Family Wealth Trust u/a 9/25/07 for Lisa Lanham, Charles Lanham 2007 Annuity Trust u/a 10/31/07, David Kelley, Nancy Mills, Lance E. Jones, Oscar Bernardo, Thomas Jacoby and John Carter (“Selling Shareholders”).

There was no material relationship between the Company and the Selling Shareholders or Klipsch prior to the purchase of the issued and outstanding shares of Klipsch.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 7.01                      Regulation FD Disclosure

On March 2, 2011, the Company issued a press release announcing that it had completed the acquisition of Klipsch Group, Inc., for a total purchase price of $166 million plus related transaction fees and expenses.  The press release also reported on the execution of the Credit Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished under Item 7.01, including Exhibit 99.1, shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Exhibits

Exhibit No.	Description

99.1	Press Release dated March 2, 2011, relating to Audiovox Corporation’s acquisition of Klipsch Group, Inc. and entry into the Credit Agreement (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUDIOVOX CORPORATION (Registrant)

Date: March 7, 2011
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer